Exhibit 99.1

Media inquiries:

Carin Warner or Christen Graham

Warner Communications

carin@warnerpr.com or christen@warnerpr.com

978-526-1960

Investor inquiries:

Andrea Clegg

NightHawk Radiology Holdings, Inc.

866-402-4295 or 208-292-2818

NightHawk Radiology Holdings, Inc. Announces Departure of Chief Accounting Officer

Coeur d’Alene, Idaho, August 1, 2006 – NightHawk Radiology Holdings, Inc. (NASDAQ: NHWK), a leading provider of radiology services to radiology groups across the United States, today announced that Peter Hausback, NightHawk’s Chief Accounting Officer, will be leaving the company in August to pursue other career opportunities. Mr. Hausback will continue to fulfill the responsibilities of Chief Accounting Officer until his departure. Mr. Hausback has served as NightHawk’s Chief Accounting Officer since June 2005.

Christopher Huber will serve as principal accounting officer, in addition to his role as Chief Financial Officer, upon Mr. Hausback’s resignation. Mr. Huber was a co-founder of Nighthawk and has been with the company since its inception.

“On behalf of the board of directors as well as the rest of the management team, I want to thank Peter for his many contributions to NightHawk,” said Dr. Paul Berger, Chairman and Chief Executive Officer. “We appreciate the value he has brought to the team and wish him well in his future endeavors.”

About NightHawk

NightHawk, headquartered in Coeur d’Alene, Idaho, is a leading provider of radiology services to radiology groups across the United States. Its team of highly-qualified, U.S. board certified, state-licensed and hospital-privileged radiologists uses its proprietary workflow technology to provide radiological interpretations to its customers primarily from centralized reading facilities located in Sydney, Australia and Zurich, Switzerland.

Forward Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competitive conditions in the radiology industry, and regulatory risks. Other factors that could cause operating and financial results to differ are described in the company’s prospectus and periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC. NightHawk does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

“NHWKG”